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Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc. (210) 479-8112
Investors:	Steve Chizzik
The Verrazano Group (908) 688-9111
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA ENTERS AGREEMENT WITH UNIVERSITY OF COPENHAGEN FOR PRODUCTION OF THAPSIGARGIN

SAN ANTONIO, Texas, June 29, 2011 – GenSpera, Inc. (OTCBB:GNSZ) has entered into a cooperation agreement with the University of Copenhagen, in Copenhagen, Denmark, to collaborate on the “SPOTLight” (Sustainable Production of Thapsigargin using Light) project. The goal of the project is to develop a metabolically engineered moss strain as a sustainable production platform for high-value plant products. Production of thapsigargin has been chosen as the first pilot project.

Under the terms of the agreement, GenSpera has obtained an exclusive, milestone- and royalty-free, fully paid license to the moss cell lines necessary to generate thapsigargin or its chemical precursors if the thapsigargin aspect of the project is successful.

Thapsigargin, the active ingredient in GenSpera’s oncology platform, is isolated from the Mediterranean plant, Thapsia garganica. Currently, seeds from the plant are harvested annually to supply starting materials for drug manufacture.  G-202, the lead drug in GenSpera’s prodrug platform, is in a Phase I trial at three medical centers, in patients whose cancer has returned after other treatments. The company is also developing G-115 for prostate cancer. Both drugs utilize a derivative of thapsigargin on a prodrug platform, which renders it inactive until encountering the selected target.

“The SPOTLight project is designed to produce high yields of thapsigargin in genetically modified moss cells,” said Craig Dionne, PhD, GenSpera President and CEO. “It is just one aspect of our global strategy for securing a stable, year-round source of inexpensive thapsigargin for drug manufacture. We also have an ongoing project for aeroponic growth of the plant, as well as traditional cultivation methods, which we believe can supply needs for the foreseeable future.”

We could also use SPOTLight,” Dr. Dionne went on to say, “to obtain the chemical precursors of thapsigargin which will enable us to synthesize compounds with possibly greater potency for killing cancer cells.”

The SPOTLight project is primarily funded by an amount of Danish kroner (DKK) 18.3M (approximately $3.5M USD) grant from The Danish Council for Strategic Research and an additional $100K grant from GenSpera. The project is directed by Søren Brøgger Christensen, PhD, Professor at the University of Copenhagen, a member of GenSpera’s Scientific Advisory Board and the scientist responsible for the initial isolation and characterization of thapsigargin.

Dr. Christensen commented, “After a lifetime of studying the properties of this remarkable plant, I am delighted that GenSpera has taken a derivative of thapsigargin into clinical development and we are pleased to partner with them. I am pleased that the Danish Council for Strategic Research has recognized the potential of developing sustainable protocols for producing valuable natural products and agrees that thapsigargin is a relevant model compound.”

About GenSpera

GenSpera, Inc. is a development stage oncology company focused on therapeutics that deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that releases the drug only within the tumor.  Unlike standard cancer drugs, thapsigargin kills cells independent of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells.  GenSpera’s prodrug platform is the subject of nine issued patents, with four additional patents pending.

GenSpera is conducting a Phase I clinical trial targeting solid tumor cancers with its lead drug, G-202, at Johns Hopkins University, the University of Wisconsin, and the Cancer Therapy and Research Center in San Antonio.  The company anticipates completion of its Phase I trial in the second half of 2011.  Upon successful completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.  The company’s pipeline of drugs also includes G-115 and G-301 (previously designated as Ac-GKAFRR-L12ADT) that both directly target prostate cancer.

GenSpera, Inc. owns and controls all rights to G-202, G-115, and G-301 and anticipates a strategic partnership to maximize the value of these drugs as they progress through future clinical trials.

For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

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